Exhibit 10.1

AWARD AGREEMENT INCLUDING

NOTICE OF GRANT DATED MAY 2, 2005,

AND

MASTER STOCK OPTION

TERMS AND CONDITIONS

First MI Last

Notice of Grant

The Compensation and Development Committee of the Burlington Northern Santa Fe Corporation (the "Company") Board of Directors has awarded you a grant of Incentive Stock Options (ISOs) as follows:

Date of Grant: 05/02/2005

Total Number of ISOs: _________

Option Price: $49.21

Vesting -- First Third May 2, 2006

-- Second Third May 2, 2007

-- Last Third May 2, 2008

Expiration Date: 05/02/2015

The Options are granted under and governed by the terms and conditions of the BNSF 1999 Stock Incentive Plan (the "Plan") and the Master Stock Option Terms and Conditions dated May 2, 2005, (the "Master Stock Option Terms and Conditions") which are attached. This Notice of Grant and the attached Master Stock Option Terms and Conditions shall together constitute the "Award Agreement."

To accept the Award Agreement, including this Notice of Grant, you must click on the acceptance box at the end of the Master Stock Option Terms and Conditions which follow. Anything herein contained to the contrary notwithstanding, unless the Award Agreement is electronically accepted or executed by the Employee and delivered to the Secretary of BNSF on or before June 17, 2005, the award described in the Notice of Grant may be withdrawn and cancelled by the Company.

You may receive future additional Option awards which also state that they are granted under and governed by the terms and conditions of the Plan and the Master Stock Option Terms and Conditions. These grants would be made by delivery to you of a Notice of Grant in form similar to this Notice of Grant, subject to any additional terms and conditions as may be set forth in the Notice of Grant.

By your acceptance of the Award Agreement:

(1) you agree to abide by the terms and conditions of the Plan and this Notice of Grant as well as the Master Stock Option Terms and Conditions with respect to the award of Options made in this Notice of Grant;

(2) you agree that any future Notice of Grant of Options which you receive granted under and governed by the Master Stock Option Terms and Conditions shall also become part of this Award Agreement without further action on your part, and you agree to abide by the terms and conditions of the Plan and such Notice of Grant as well as the Master Stock Option Terms and Conditions with respect to the award made in such Notice of Grant; and

(3) you attest that you were a salaried employee of the Company or a Related Company on May 2, 2005, with respect to the award made under this Notice of Grant, and agree that any future award you receive under any additional Notice of Grant granted under and governed by the terms of the Master Stock Option Terms and Conditions is contingent upon your being a salaried employee on the grant date of such award.

BURLINGTON NORTHERN SANTA FE

1999 STOCK INCENTIVE PLAN

MASTER STOCK OPTION TERMS AND CONDITIONS

These Master Stock Option Terms and Conditions dated May 2, 2005, (the "Master Stock Option Terms and Conditions") reflect the terms and conditions of the agreement by and between Burlington Northern Santa Fe Corporation, a Delaware corporation ("BNSF" or the "Company"), and the Employee, with respect to each Notice of Grant to the Employee for an award of Options which states that the grant is governed by the Master Stock Option Terms and Conditions. Each such Notice of Grant, together with these Master Stock Option Terms and Conditions, shall constitute the "Award Agreement."

1. Acceptance. The Employee agrees to perform services for BNSF or its Related Companies and accepts this grant along with the terms and provisions of the Burlington Northern Santa Fe 1999 Stock Incentive Plan ("Plan") and the Agreement.

2. Right to Purchase. BNSF grants the Employee a right and option to purchase, from time to time, the number of shares of Stock ("Option Shares") specified in this Agreement, providing the purchase(s) occurs during the exercise period, beginning on the date specified in the Notice of Grant and ending no later than ten years after the date of grant, but in no event earlier than six (6) months from the date of grant. This grant of Incentive Stock Options ("ISOs") and/or Non-Qualified Stock Options ("NQSOs," and together with ISOs, the "Options"), is subject to the terms and conditions of this Agreement and the Plan. The Option purchase price shall be a price equal to the average of the highest and lowest sales on the New York Stock Exchange Composite Transaction Report on the date of grant.

3. Restricted Period. The Options granted hereby shall vest as set forth in the respective Notice of Grant. Fractional Options are not exercisable.

4. Partial Exercise. The grant of Options hereunder may be exercised in its entirety or in part and at different times during the exercise period. However, the right to exercise an Option ceases and the Option may not be exercised if it terminates or lapses at an earlier date under the Plan or this Agreement.

5. Taxes. The Employee agrees that BNSF or the Related Companies may require payment by Employee of federal, state, railroad retirement or local taxes upon the exercise of Options. Employee may use cash or shares to satisfy tax liabilities incurred, provided that if shares are used, shares from Options being exercised may be used only to satisfy (i) applicable railroad retirement taxes, and (ii) federal and state income taxes to the extent of the Supplemental Federal Income Tax Withholding Rate as established by the Internal Revenue Code. Any additional taxes may be satisfied by use of attestation of ownership of other shares, provided, however, that the total shall not exceed the combined maximum marginal tax rates applicable under federal and state tax laws. In the absence of a response from the Employee, BNSF will use shares to satisfy the tax liabilities incurred.

6. Exercise Notice. Same-day-sale, sell-to-cover, and cash exercises must be completed through E*TRADE or such other party as the Company may designate (the "Administrator"). Swap exercises may be completed by written notice to the Administrator which states the number of shares to be exercised and is effective upon receipt by the Administrator. Once the notice to exercise is delivered to the Administrator, the election to exercise is irrevocable.

7. Payment of Option Purchase Price. An Employee electing to exercise an Option must pay the full Option purchase price of the Option Shares on the date of exercise. Payment may be made in cash or Stock of BNSF. If Stock is offered as payment, such shares shall be valued at Fair Market Value on the date of exercise of the Option as defined in the Plan.

8. Options Not Transferable. Unless otherwise established by the Committee, an Option may be exercised only by the Employee, and is not transferable by the Employee. In the event of death, the Employee's beneficiary designation will apply. In the absence of such designation or if for any reason such designation is defective, the Employee's will or the laws of descent and distribution will apply.

9. Forfeiture. Subject to paragraphs 10 and 11 below, all unexercised Options granted are forfeited by the Employee and lapse upon termination of salaried employment. Options will be forfeited by the Employee in the event of resignation, termination by the Company for Cause, or for any other similar reason.

10. Death. In the event of an Employee's death, the Restricted Period, as defined in the Plan, shall lapse on the Options awarded. ISOs which are or become exercisable because of the Employee's Death will lose their tax-qualified status and will be converted to NQSOs. NQSOs which are or become exercisable at the time of death may be exercised by the Employee's designated beneficiary or, in the absence of such designation, by the person to whom his/her rights shall pass by will or the laws of descent and distribution, until the expiration date of the Options set forth in the Notice of Grant or, if earlier, the date which is five (5) years from the Date of Termination of employment, and will not be exercisable thereafter.

11. Termination for Other than Cause; Exercise of Seniority. In the event an Employee terminates employment because of Disability or Retirement under a Qualified Retirement Plan or is terminated by the Company for any reason other than Cause, the Restricted Period shall lapse on a pro rata portion (i.e., a fraction equal to the number of whole months from the date of the grant to the date of termination divided by the number of whole months from the date of the grant to the original vesting date) of outstanding Options which are then subject to a Restricted Period, subject to any limitations in the Plan. ISOs which are or become exercisable because of the Employee's Disability, or Retirement under a Qualified Retirement Plan, or termination by the Company other than for Cause will lose their tax-qualified status and will be converted to NQSOs. Such Options may be exercised by the Employee until the expiration date of the Options set forth in the Notice of Grant or, if earlier, the date which is five (5) years from the Date of Termination of employment, and will not be exercisable thereafter. NQSOs which are or become exercisable because of the Employee's Disability or Retirement under a Qualified Retirement Plan, or termination by the Company other than for cause, may be exercised by the Employee until the expiration date of the Options set forth in the Notice of Grant or, if earlier, the date which is five (5) years from the Date of Termination of employment, and will not be exercisable thereafter. If an Employee terminates employment and his rights to exercise his Options under this Plan expire prior to six months from the grant date, such Options shall be immediately forfeited and cancelled. If an Employee exercises his seniority at any time after the grant date of any Options, such Options, including vested Options, shall be immediately forfeited and cancelled. Notwithstanding any provisions to the contrary, no Options may be exercised after the expiration date of the Options set forth in the Notice of Grant.

12. Change in Control. If a Change in Control as defined in the Plan occurs on or prior to the Employee's Date of Termination while an award of Options remains outstanding under the Plan, all Options shall become fully vested.

13. No Contract of Employment. Nothing in this Agreement or in the Plan shall confer any right to continued employment with BNSF or the Related Companies nor restrict BNSF or the Related Companies from termination of the employment relationship of Employee at any time.

14. Heirs and Successors. The Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any rights exercisable by the Employee or benefits deliverable to the Employee under the Award Agreement have not been exercised or delivered, respectively, at the time of the Employee's death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of the Award Agreement. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Employee in a writing filed with the Company in such form and at such time as the Company shall require. If a deceased Employee fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Employee, any rights that would have been exercisable by the Employee and any benefits distributable to the Employee shall be exercised by or distributed to the legal representative of the estate of the Employee. If a deceased Employee designates a beneficiary and the Designated Beneficiary survives the Employee but dies before the Designated Beneficiary's exercise of all rights under this Award Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

15. No Violation of Law. Notwithstanding any other provision of this Agreement, Employee agrees that BNSF shall not be obligated to deliver any shares of Stock or make any cash payment, if counsel to BNSF determines such exercise, delivery or payment would violate any law or regulation of any governmental authority or agreement between BNSF and any national securities exchange upon which the Stock is listed.

16. Conflicts. In the event of a conflict between the terms of this Agreement and the Plan or a resolution of the Committee, the Plan or the resolution shall be the controlling document.

17. Administration. Any interpretation of the Award Agreement by the Committee or its delegate and any decision made by the Committee or its delegate with respect to the Award Agreement are final and binding on all persons.

18. Amendment. The Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Employee and the Company without the consent of any other person.

19. Terms. Except as otherwise provided in the Award Agreement, and except where the context clearly implies or indicates the contrary, a word, term, or phrase defined in the Plan shall have the same meaning in the Award Agreement.

[EMPLOYEE SHOULD CLICK HERE

TO ACCEPT THE AWARD AGEEMENT,

INCLUDING THE

NOTICE OF GRANT DATED MAY 2, 2005,

AND THE

MASTER STOCK OPTION

TERMS AND CONDITIONS

DATED MAY 2, 2005]